As filed with the Securities and Exchange Commission on February 17, 2016

Registration Statement No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Noble Energy, Inc.

(Exact name of registrant as specified in its charter)

Delaware	73-0785597
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1001 Noble Energy Way

Houston, Texas 77070

(281) 872-3100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Arnold J. Johnson

Senior Vice President, General Counsel and Secretary

Noble Energy, Inc.

1001 Noble Energy Way

Houston, Texas 77070

(281) 872-3100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Harry R. Beaudry

Mayer Brown LLP

700 Louisiana Street, Suite 3400

Houston, Texas 77002

(713) 238-3000

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional class of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)(2)
Debt Securities
Common Stock, $0.01 par value per share
Preferred Stock, $1.00 par value per share
Depositary Shares(3)
Warrants
Units(4)

(1)	An indeterminate aggregate initial offering price or principal amount or number of the securities of each identified class is being registered as may from time to time be issued at indeterminate prices or upon conversion, exchange or exercise of securities registered hereunder to the extent any such securities are, by their terms, convertible into, or exchangeable or exercisable for, such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.
(2)	In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.
(3)	Each depositary share will be issued under a depositary agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.
(4)	Each unit will be issued under a unit agreement or indenture and will represent an interest in two or more of the securities being registered hereby, which may or may not be separable from one another.

PROSPECTUS

Noble Energy, Inc.

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Units

We, Noble Energy, Inc., may offer from time to time our debt securities, common stock, preferred stock, depositary shares, warrants and units. Any preferred stock or debt securities may be convertible into or exchangeable for our common stock or other securities. This prospectus describes the general terms of these securities and the general manner in which we will offer these securities. The specific terms of any securities we offer will be included in a supplement to this prospectus. The prospectus supplement will also describe the specific manner in which we will offer the securities. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

Our common stock is listed on the New York Stock Exchange under the trading symbol “NBL.”

Investing in our securities involves significant risks. You should carefully read the risk factors included in the applicable prospectus supplement and in our periodic reports and other information filed with the Securities and Exchange Commission before investing in our securities.

We may sell these securities to or through underwriters, to other purchasers and/or through agents. The supplements to this prospectus will specify the names of and arrangements with any underwriters or agents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated February 17, 2016.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the “SEC,” using a “shelf” registration process. Under this shelf registration process, we may, over time, offer and sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide one or more prospectus supplements that will contain specific information about the terms of that offering. A prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” below. You should rely only on the information included or incorporated by reference in this prospectus and the applicable prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer to sell in any jurisdiction in which the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any other document incorporated by reference in this prospectus is accurate as of any date other than the dates of the applicable documents in which such information appears.

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus or any prospectus supplement to “Noble Energy” and to the “company,” “we,” “us” or “our” are to Noble Energy, Inc. and its subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

Each time we offer to sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. This prospectus, together with the applicable prospectus supplement, will include or refer you to all material information relating to each offering.

We file annual, quarterly and current reports, proxy statements and other information with the SEC (File No. 001-07964). Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and at our web site at http://www.nobleenergyinc.com. Information contained on our website, except for the SEC filings referred to below, is not a part of, and shall not be deemed to be incorporated by reference into, this prospectus. You may also read and copy at prescribed rates any document we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the SEC’s public reference room by calling the SEC at 1-800-SEC-0330.

Our common stock is listed on the New York Stock Exchange under the symbol “NBL.” Our reports, proxy statements and other information may be read and copied at the New York Stock Exchange at 20 Broad Street, 7th Floor, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC, which means that we can disclose important information to you by referring you to those documents without actually including the specific information in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and may replace this information and information previously filed with the SEC. We incorporate by reference into this prospectus the following documents:

•	our annual report on Form 10-K for the year ended December 31, 2015;

•	our current reports on Form 8-K, filed with the SEC on January 7, 2016 and January 29, 2016 (as amended by Form 8-K/A filed with the SEC on February 4, 2016); and

•	the description of our common stock set forth in our registration statements filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

The audited consolidated balance sheets of Rosetta Resources Inc. as of December 31, 2014 and 2013 and the audited consolidated statements of operations and cash flows of Rosetta Resources Inc. for the three years ended December 31, 2014, 2013 and 2012 are incorporated herein by reference to Rosetta Resources Inc.’s annual report on Form 10-K for the year ended December 31, 2014.

The unaudited pro forma statement of operations for the year ended December 31, 2015 are incorporated herein by reference to Exhibit 99.2 to our annual report on Form 10-K for the year ended December 31, 2015.

We also incorporate by reference into this prospectus any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we sell all of the securities offered by this prospectus, other than information furnished to the SEC under Items 2.02 or 7.01, or the exhibits related thereto under Item 9.01, of Form 8-K, which information is not deemed filed under the Exchange Act and is not incorporated by reference into this prospectus.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Noble Energy, Inc.

1001 Noble Energy Way

Houston, Texas 77070

(281) 872-3100

Attention: Arnold J. Johnson

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements give our current expectations or forecasts of future events. These forward-looking statements include, among others, the following:

•	our growth strategies;

•	our ability to successfully and economically explore for and develop crude oil, natural gas and natural gas liquids resources;

•	anticipated trends in our business;

•	our future results of operations;

•	our liquidity and ability to finance our exploration, development and acquisition activities;

•	market conditions in the oil and gas industry;

•	our ability to make and integrate acquisitions;

•	the impact of governmental fiscal terms and/or regulation, such as those involving the protection of the environment or marketing of production, as well as other regulations; and

•	access to resources.

Forward-looking statements are typically identified by use of terms such as “may,” “will,” “expect,” “believe,” “anticipate,” “target,” “estimate,” “intend” and similar words, although some forward-looking statements may be expressed differently. These forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. You should consider carefully the statements under Item 1A. Risk Factors included in our Annual Report on Form 10-K for the year ended December 31, 2015, which describe factors that could cause our actual results to differ from those set forth in the forward-looking statements.

ABOUT US

Noble Energy, Inc. is a Delaware corporation, incorporated in 1969, that has been publicly traded on the New York Stock Exchange since 1980. We are global independent oil and natural gas exploration and production company that has been engaged in the acquisition, exploration, development, production and marketing of crude oil, natural gas, and natural gas liquids since 1932. Our core operating areas include onshore US, primarily in the DJ Basin, Marcellus Shale, Eagle Ford Shale, and Permian Basin, deepwater Gulf of Mexico, offshore Eastern Mediterranean, and offshore West Africa.

Our principal executive offices are located at 1001 Noble Energy Way, Houston, Texas 77070, and our telephone number is (281) 872-3100. We maintain a website on the Internet at http://www.nobleenergyinc.com. Information that you may find on our website is not part of this prospectus.

RISK FACTORS

You should carefully consider all of the information included and incorporated by reference into this prospectus, including the risk factors and other information appearing under the headings Item 1A. Risk Factors and Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in our annual report on Form 10-K for the fiscal year ended December 31, 2015 before investing in our securities. You should also consider similar information contained in any other document filed by us with the SEC after the date of this prospectus before deciding to invest in our securities.

USE OF PROCEEDS

Unless specified otherwise in an accompanying prospectus supplement, we expect to use the net proceeds we receive from the sale of the securities offered by this prospectus and the applicable accompanying prospectus supplement for general corporate purposes, including in certain circumstances to retire outstanding indebtedness. Pending any specific application, we may initially invest any net proceeds that we receive from the sale of securities under this prospectus in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table sets forth our ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends for each of the periods indicated.

	Year Ended December 31,
	2015		2014	2013	2012	2011
Ratio of earnings to fixed charges(1)	—	(2)	6.2	5.1	5.2	2.9

(1)	The ratio of earnings to fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges for the periods presented because no shares of preferred stock were outstanding during these periods.
(2)	Due to the company’s loss before income taxes for the year ended December 31, 2015, the ratio coverage was less than 1:1. The company must generate additional earnings of $2,376 million to achieve a coverage ratio of 1:1.

Our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends were computed based on:

•	“earnings,” which consist of earnings from continuing operations before income taxes, less income from equity investees, less interest capitalized, plus distributed income from equity investees and fixed charges as defined;

•	“fixed charges,” which consist of interest expensed, interest capitalized, preferred stock dividend requirements of consolidated subsidiaries and an estimate of interest within rental expense; and

•	“preferred stock dividends,” which consist of the amount of pre-tax earnings required to pay the dividends on outstanding preferred stock.

DESCRIPTION OF DEBT SECURITIES

We may from time to time issue debt securities (referred to herein as the “debt securities”) under an indenture dated February 27, 2009 between us and Wells Fargo Bank, National Association, as trustee. References to the “indenture” in this description mean such indenture as amended or supplemented from time to time.

The following description of the debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to that series.

This description is intended to be an overview of the material provisions of the debt securities and the indenture. This summary is not complete and is qualified in its entirety by reference to the indenture as it, and not this description, defines your rights as a holder of the debt securities. A copy of the indenture may be obtained from us upon request.

Unless the context otherwise requires, reference under this “Description of Debt Securities” to “we,” “us,” and “our” are to Noble Energy, Inc. and not to any of our consolidated subsidiaries.

The indenture will not limit the amount of debt securities we may issue under it, and will provide that additional debt securities of any series may be issued up to the aggregate principal amount that we authorize from time to time. Unless otherwise indicated in the applicable prospectus supplement, we will issue the debt securities in denominations of $1,000 or integral multiples of $1,000.

General

The debt securities may be issued from time to time as provided in this prospectus. Any debt securities may be convertible into or exchangeable for our common stock or other securities. When the debt securities are offered, a prospectus supplement will explain the particular terms of the debt securities to the extent they are not set forth in or vary from the terms set forth in this prospectus, and in particular, will include the following information about the debt securities offered:

•	the designation, initial principal amount and authorized denominations of debt securities offered;

•	the interest rate borne by the debt securities, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear interest;

•	the interest payment dates and related record dates;

•	the maturity date;

•	whether the debt securities will be issued as registered securities, bearer securities or a combination of the two;

•	whether the debt securities will be issued in the form of one or more global securities and whether such global securities will be issued in a temporary global form or permanent global form;

•	the currency or currencies in which debt securities are denominated, may be purchased, and may be paid (including payments of principal, any premium or interest);

•	whether the currency or currencies for which debt securities may be purchased or in which principal and any premium interest may be paid is at our election or at the election of a purchaser, the manner in which an election may be made and its terms;

•	a description of any provisions providing for redemption, exchange or conversion of the debt securities at our option, at the option of the holder or otherwise, and the terms and provisions of such a redemption, exchange or conversion;

•	information with respect to book-entry procedures relating to global debt securities;

•	any sinking fund terms;

•	any deletions from, or modifications or additions to, the provisions of the indenture relating to satisfaction and discharge in respect of the debt securities;

•	any index or other method used to determine the amount of payments of principal of and any premium and interest on the debt securities;

•	any changes in the terms related to the debt securities described herein, including changes in covenants, events of default or any other provision described herein; and

•	any other information relevant to the terms of the debt securities so offered.

Except as may be described in the applicable prospectus supplement, the indenture will not limit our ability to incur indebtedness or afford holders of debt securities protection in the event of a decline in our credit quality or if we are involved in a takeover, recapitalization or highly leveraged or similar transaction. The prospectus supplement relating to the particular series of debt securities, to the extent not otherwise described in this prospectus, will include any information with respect to any deletions from, modifications of or additions to the covenants or events of default described below and contained in the indenture, including any addition of a covenant or other provision providing event risk or similar protection.

Ranking

The debt securities rank senior in priority to any subordinated unsecured indebtedness and pari passu with any of our other senior unsecured indebtedness. The debt securities are junior in right of payment to all of our secured obligations (insofar as the assets securing such obligations are concerned) and will be effectively subordinated in right of payment to the creditors and preferred equity holders of our subsidiaries upon the liquidation or reorganization of those subsidiaries. At December 31, 2015, we had no outstanding secured indebtedness. Also, at December 31, 2015, our subsidiaries had outstanding trade payables and liabilities in the ordinary course of business, but had no outstanding indebtedness for borrowed money or preferred equity, to which the debt securities would be effectively subordinated.

The indenture does not limit the amount of indebtedness that we may incur.

Interest Rates and Discounts

The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, interest payments on debt securities that bear interest at a fixed rate will be computed on the basis of a 360-day year consisting of twelve 30-day months.

We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. We will describe the federal income tax consequences and special considerations that apply to those debt securities in the applicable prospectus supplement.

Exchange, Registration and Transfer

Unless otherwise specified, debt securities of any series will be exchangeable for other debt securities of the same series and of like aggregate principal amount and tenor in different authorized denominations.

You may present debt securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption, we will not be required to:

•	execute, register the transfer of or exchange debt securities of any series during a period of 15 days immediately preceding the day of the mailing of a relevant notice of redemption of debt securities of a series; or

•	execute, register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless we specify otherwise in the applicable prospectus supplement, we will pay the principal of, and any premium and interest on, debt securities at the office of the paying agent or paying agents that we designate at various times. Unless we specify otherwise in the applicable prospectus supplement, the Corporate Trust Office of the trustee and the trustee’s New York office will be designated as our sole paying agents for payments with respect to debt securities that are issuable solely as registered securities.

All monies we pay to a paying agent for the payment of principal of, and any premium and interest on, any debt security that remains unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt security will look only to us for payments out of those repaid amounts.

Defaults and Remedies

The indenture provides that each of the following is an Event of Default with respect to the debt securities of a series issued under the indenture:

(1) our failure to pay the principal of or premium, if any, on the debt securities of that series when due;

(2) our failure to pay any interest due on the debt securities of that series and the default continues for 30 days;

(3) our failure to make any required sinking fund payment when due with respect to the debt securities of that series;

(4) our failure for 60 days after written notice to us as specified in the indenture to comply with any of our other covenants in the indenture for the benefit of that series;

(5) default by us under any instrument or other evidence of indebtedness for money borrowed, or any guarantee of payment by us for money borrowed if the effect of such default is to cause an acceleration of the principal amount of such indebtedness and the aggregate amount of such indebtedness or guarantees is in excess of five percent of Consolidated Net Tangible Assets (as defined below under “— Certain Covenants Applicable to the Debt Securities — Certain Definitions”), unless the default has been cured or waived; and

(6) certain events of bankruptcy, insolvency or reorganization relating to us.

If an Event of Default, other than an Event of Default specified in clause (6) above, with respect to the outstanding debt securities of a series occurs and is continuing, either the trustee or holders of at least 25 percent in aggregate principal amount of the debt securities of such series then outstanding may declare the principal amount of all debt securities of such series and all accrued interest thereon to be due and payable immediately. However, at any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, the holders of a majority in aggregate principal amount of such series of debt securities may cause such declaration of acceleration to be rescinded and annulled with respect to the debt securities of that series if we deposit with the trustee an amount sufficient to pay all overdue interest on the debt securities of that series (including, if lawful, interest on the overdue interest), the principal of and premium, if any, on the debt securities of that series that have become due and payable otherwise than by such declaration of acceleration and all amounts due to the trustee and if all other Events of Default with respect to the debt securities of that series, other than the nonpayment of the principal of the debt securities of that series, which have become due solely by such declaration of acceleration, have been cured or waived. If an Event of Default specified in clause (6) above occurs, the principal amount of all the debt securities and all accrued interest thereon will automatically become due and payable.

Unless the Event of Default has been cured or waived, the trustee must transmit notice of the Event of Default to the holders of the debt securities of that series. However, except in the case of a payment default, the trustee may withhold the notice, if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of the notice is in the interest of the holders of debt securities of that series.

You will not be able to enforce the indenture except as provided in the indenture but nothing shall prevent holders of the debt securities from enforcing payment of the principal of or premium, if any, or interest on their debt securities. The trustee may refuse to enforce the indenture unless it receives reasonable security or indemnity. Subject to certain limitations, holders of a majority in principal amount of the debt securities of a series under the indenture may direct the trustee in its exercise of any trust or power under that indenture with respect to the debt securities of that series.

We will furnish the trustee annually with an officers’ certificate with respect to compliance with the terms of the indenture.

Modification and Waiver

We and the trustee may, without the consent of holders, modify or waive provisions of the indenture for certain purposes, including, among other things, curing ambiguities and maintaining the qualification of the indenture under the Trust Indenture Act. We and the trustee may modify or waive certain provisions of the indenture with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series issued under the indenture affected by the modification or waiver. However, the provisions of the indenture may not be waived or modified without the consent of the holders of each debt security affected thereby if the modification or waiver would:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, the debt security;

•	reduce the principal amount of, or interest rate on, the debt security, or change the method of calculating the interest rate on, or reduce any premium payable upon the redemption of, the debt security;

•	change the coin or currency (or other property) in which the debt security or any premium or any interest on the debt security is payable;

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the debt security or, in the case of redemption, on or after the redemption date;

•	reduce the percentage in principal amount of the outstanding debt securities of a series, the holders of which are required to consent under the indenture in order to take certain actions; or

•	modify certain of the provisions of the indenture relating to modifying the indenture, waiving certain covenants and waiving past defaults, respectively.

The holders of at least a majority in aggregate principal amount of outstanding debt securities of any series issued under the indenture may, on behalf of the holders of all debt securities of that series, waive our compliance with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of debt securities of any series issued under the indenture may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under the indenture with respect to the debt securities of that series, except:

•	a payment default with respect to debt securities of that series; or

•	a default of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of that series.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person unless:

•	the entity formed by the consolidation or into which we are merged, or the entity which acquires by conveyance or transfer, or which leases, substantially all of our properties and assets:

•	is organized and validly existing under the laws of the United States, any state, or the District of Columbia; and

•	expressly assumes our obligations on the debt securities and under the indenture;

•	immediately after the transaction becomes effective, no event of default, and no event that would become an event of default, will have occurred and be continuing; and

•	we deliver to the trustee an officer’s certificate and opinion of counsel as provided in the indenture.

Defeasance

Subject to compliance with certain conditions, we may discharge our indebtedness and our obligations or certain of our obligations under the indenture by depositing funds or obligations issued or guaranteed by the United States of America with the trustee.

Defeasance and Discharge. The indenture provides that we will be discharged from any and all obligations in respect of the debt securities being defeased, other than our obligations relating to:

•	the registration of transfer or exchange of the debt securities;

•	the replacement of stolen, lost or mutilated debt securities; and

•	the maintenance of paying agencies to hold monies for payment in trust;

if we deposit with the trustee, in trust, money and/or U.S. government obligations that, through the payment of interest and principal on the amounts deposited, will provide money in an amount sufficient to pay the principal of and each installment of interest on the debt securities on the stated maturity date in accordance with the terms of the indenture and the debt securities. We may establish the trust only if, among other things, we have delivered to the trustee an opinion of counsel confirming that:

•	we have received from, or there has been published by, the Internal Revenue Service a ruling; or

•	since the date of the indenture there has been a change in the applicable federal income tax law;

in either case to the effect that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. In the event of any defeasance and discharge of the debt securities, you will be entitled to look only to the trust fund for payment of principal of and any premium and interest on your debt securities until maturity.

Defeasance of Certain Obligations. The indenture provides that we may omit to comply with certain restrictive covenants, including the covenants described under “— Certain Covenants Applicable to the Debt Securities” below and that the omission will not be an Event of Default with respect to the debt securities. This right is commonly known as covenant defeasance, and, in order to exercise it, we will be required to deposit with the trustee, in trust, money and/or U.S. government obligations that, through the payment of interest and principal on the amounts deposited, would provide enough money to pay the principal of and each installment of interest on the debt securities on the stated maturity date in accordance with the terms of the indenture and the debt securities. If we were to exercise our rights in this manner, our other obligations under the indenture and the debt securities would remain in full force and effect. We may effect a covenant defeasance only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

Certain Covenants Applicable to the Debt Securities

We will be subject to the covenant set forth below as well as to any other covenants that may be specified in an applicable prospectus supplement. Please refer to the definitions provided below regarding certain capitalized terms used in this section.

Limitations on Liens. The indenture provides that if we incur, assume or guarantee a Debt secured by a Mortgage either on any Mineral Interest or on a Restricted Subsidiary’s stock or Debt, we will secure the Debt securities on at least an equal basis. These restrictions do not apply to Debt secured by the following:

(1) Mortgages in existence on the date of the indenture;

(2) Mortgages affecting Mineral Interests, shares of capital stock or Debt of an entity existing at the time it becomes a subsidiary or at the time it is merged into or consolidated with us or a subsidiary, or on any shares of capital stock or Debt of any Restricted Subsidiary at the time its becomes a Restricted Subsidiary;

(3) Mortgages on property existing when we acquire the property, or Mortgages on any property that we or any Restricted Subsidiary acquires after the date of the indenture that are created or assumed to secure the payment of all or any part of the purchase price of the property or to secure any Debt incurred prior to, at the time of, or within 180 days after the acquisition of the property for the purpose of financing all or any part of its purchase price;

(4) Mortgages on property constructed or improved after the date of the indenture by us or any Restricted Subsidiary that are created or assumed to secure the payment of all or any part of the cost of the construction or improvement, provided, however, that any Mortgage of this kind shall not apply to any property owned by us or any Restricted Subsidiary prior to the date of the indenture;

(5) Mortgages on our property or the property of a Restricted Subsidiary to secure the payment of all or any part of the costs incurred after the date of the indenture of exploration, drilling, mining or development of the property (which is understood to include servicing, treating, processing, converting, transporting, storage and marketing of Hydrocarbons from the property) for the purposes of increasing the production and sale of oil, gas and other minerals, or any Debt incurred to provide funds for all or any of those purposes;

(6) Mortgages that secure only Debt of a Restricted Subsidiary owed to us or to another Restricted Subsidiary;

(7) Mortgages in favor of the United States or any state or governmental instrumentality thereof securing payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject to the Mortgages; and

(8) any extension, renewal or replacement, in whole or in part, of any of the Mortgages referred to in the foregoing clauses (1) through (7), inclusive, or of any Debt secured by those Mortgages.

Notwithstanding the foregoing, we or a Restricted Subsidiary may issue, assume or guarantee Debt secured by a Mortgage on any Mineral Interest or on a Restricted Subsidiary’s stock or Debt if such Debt, when added to the sum of all other Debt that would otherwise be restricted by the foregoing (but not including Debt permitted under items (1) through (8) above), does not at any time exceed ten percent of the sum of our Consolidated Net Tangible Assets.

The following transactions shall not be deemed to create Debt secured by a Mortgage:

(1) the sale or other transfer of oil, gas, or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount of money, however determined, or a specified amount of oil, gas, or other minerals, or the sale or other transfer of any other interest in property of the character commonly referred to as an oil, gas, or other mineral payment or a production payment, and including, in any case, overriding royalty interests, net profit interests, reversionary interests and carried interests and other similar burdens on production; and

(2) the sale or other transfer by us or any of our Restricted Subsidiaries of properties to a partnership, joint venture or other entity whereby we or the Restricted Subsidiary would retain partial ownership of the properties.

Certain Definitions

The indenture contains definitions of certain terms used in the indenture, including the following:

“Consolidated Net Tangible Assets” means the total amount of all assets included in the consolidated balance sheet of us and our Restricted Subsidiaries, prepared in accordance with generally accepted accounting principles (and as of a date not more than 90 days prior to the date as of which Consolidated Net Tangible Assets are to be determined), less the sum of:

(1) all current liabilities;

(2) all depreciation, depletion, valuation and other reserves;

(3) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles;

(4) investments in and advances to subsidiaries that are not Restricted Subsidiaries; and

(5) minority interests in the equity of Restricted Subsidiaries.

“Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

“Hydrocarbons” means oil, gas and other liquid or gaseous hydrocarbons.

“Mineral Interests” means our leasehold and other interests or those of a Restricted Subsidiary in or under oil, gas or other Hydrocarbon fee interests, overriding royalty and royalty interests and any other interest in Hydrocarbons in place wherever located and classified by our Board of Directors as capable of producing

Hydrocarbons by us or a Restricted Subsidiary, except any interest that in the opinion of our Board of Directors is not of material importance to the total business conducted by us and our Restricted Subsidiaries.

“Mortgage” means any mortgage, pledge, lien, security interest, conditional sale, or other title retention agreement or other similar encumbrance.

“Restricted Subsidiary” means any subsidiary of ours the assets of which comprise in excess of 15 percent of our total consolidated assets included in the latest audited consolidated balance sheet contained in the latest annual report sent to our shareholders. As of December 31, 2015, we had no subsidiary that would qualify as a Restricted Subsidiary.

Governing Law

The debt securities and the indenture are governed by the laws of the State of New York.

The Trustee

Wells Fargo Bank, National Association will be the trustee under the indenture. The indenture and provisions of the Trust Indenture Act of 1939, as amended, incorporated by reference therein contain limitations on the right of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any claim as security or otherwise. The trustee may be removed with respect to a series of debt securities by the holders of a majority in principal amount of the outstanding debt securities of such series. In addition, if no Event of Default has occurred and is continuing, we may at any time appoint a successor trustee, in which case, the original trustee will be deemed to have resigned.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock or other securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of common stock or other securities to be received by holders of such series of debt securities to be adjusted.

Book-Entry, Delivery and Form

The debt securities of a series may be issued in the form of one or more registered global securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as Depositary. Unless and until it is exchanged in whole or in part for debt securities in certificated form, a global security may not be transferred except as a whole to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any such nominee to a successor Depositary or a nominee of such successor Depositary. Initially, the debt securities will be registered in the name of Cede & Co., the nominee of DTC.

Ownership of beneficial interests in a global security will be limited to persons who have accounts with DTC or its nominee (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of these beneficial ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons held by such participants on their behalf).

So long as DTC, or its nominee, is the registered holder of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such global security for all purposes under the indenture and the debt securities. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Payments on a global security will be made to DTC or its nominee, as the holder thereof. We have been advised by DTC that upon receipt of any payment in respect of a global security representing any debt securities held by it or its nominee, DTC will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such global security for the debt securities as shown on the records of DTC or its nominee. We also expect that payments by participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for the customers. Payments by participants will be the responsibility of those participants only. Neither we, the trustee or any of our agents or the trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial ownership interests in a global security to such persons may be limited. Because DTC can only act on behalf of direct participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial ownership interest in a global security to pledge such interest to persons that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate of such interest.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Redemption notices will be sent to DTC. If less than all of the debt securities are being redeemed, DTC’s practice is to reduce by lot the amount of the interest of each direct participant in the debt securities to be redeemed.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee nor any paying agent will have any responsibility for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The debt securities represented by a global security will be exchangeable for debt securities in certificated form of like tenor as such global security in denominations of $1,000 and in any greater amount that is an integral multiple if (i) DTC notifies us that it is unwilling or unable to continue as Depositary for such global security or if at any time DTC is ineligible under the Securities Exchange Act of 1934 and a successor Depositary is not appointed by us within 90 days or (ii) we in our discretion at any time determine not to require all of the debt securities to be represented by a global security and notify the trustee thereof. Any debt securities that are exchangeable pursuant to the preceding sentence are exchangeable for certificated debt securities issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, a global security is not exchangeable for certificated debt securities.

Neither we, the trustee nor any paying agent will be liable for any delay by DTC or its nominee in identifying the beneficial owners of the related debt securities, and we and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the debt securities to be issued).

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of:

•	1.0 billion shares of common stock, par value $0.01 per share, and

•	4.0 million shares of preferred stock, par value $1.00 per share.

As of February 9, 2016, we had approximately 470,871,907 shares of common stock issued and 433,590,241 shares of common stock outstanding and had reserved approximately 35.9 million additional shares of common stock for issuance under our various stock and compensation incentive plans. We had no shares of preferred stock outstanding at that date.

The following summary is not complete. You should refer to the applicable provisions of our certificate of incorporation, including the certificates of designations pursuant to which any outstanding series of preferred stock may be issued, and the Delaware General Corporation Law for a complete statement of the terms and rights of the preferred stock and common stock.

Common Stock

Dividends

Holders of common stock are entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available for their payment (subject to the rights of holders of the preferred stock, if any).

Voting Rights

Each holder of common stock is entitled to one vote per share. Subject to the rights, if any, of the holder of any series of preferred stock pursuant to applicable law or the provisions of the certificate of designations creating that series, all voting rights are vested in the holders of shares of common stock.

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution or winding up, the holders of common stock will be entitled to share equally in any of our assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock, if any, have received their liquidation preferences in full.

Miscellaneous

The issued and outstanding shares of common stock are fully paid and nonassessable. Holders of shares of common stock are not entitled to preemptive rights. Shares of common stock are not convertible into shares of any other class of capital stock. The approval of 75% of our outstanding voting stock is required for a merger or consolidation or the sale of all or substantially all of our assets.

Preferred Stock

Our certificate of incorporation authorizes our Board of Directors to cause preferred stock to be issued in one or more series, without stockholder action.

The Board of Directors is authorized to determine the number of shares of each series, and the rights, preference and limitations of each series. We may amend our certificate of incorporation to increase the number of authorized shares of preferred stock in a manner permitted by the certificate of incorporation and the Delaware General Corporation Law.

The particular terms of any series of preferred stock being offered by us under this shelf registration will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

(1) The number of shares of the series of preferred stock being offered;

(2) Voting rights, if any, of the series of preferred stock;

(3) The title and liquidation preference per share of that series of the preferred stock;

(4) The purchase price of the preferred stock;

(5) The dividend rate (or method for determining dividend rates);

(6) The dates on which dividends will be paid;

(7) Whether dividends on that series of preferred stock will be cumulative or noncumulative and, if cumulative, the dates from which dividends will begin to accumulate;

(8) Any redemption or sinking fund provisions applicable to that series of preferred stock;

(9) Any conversion provisions applicable to that series of preferred stock; and

(10) Any additional dividend, liquidation, redemption, sinking fund and other rights and restrictions applicable to that series of preferred stock.

If the terms of any series of preferred stock being offered differ from the terms set forth in this prospectus, we will describe those terms in the prospectus supplement relating to that series of preferred stock. The following summary is not complete. You should refer to the certificate of designations relating to the series of the preferred stock for the complete terms of that preferred stock. We will file that certificate of designations with the SEC promptly after the offering of the preferred stock.

The preferred stock will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement, if we liquidate, dissolve or wind-up our business, each series of preferred stock will have the same rank as to dividends and distributions as each other series of the preferred stock we may issue in the future. The preferred stock will have no preemptive rights.

Dividend Rights

Holders of preferred stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, cash dividends at the rates and on the dates set forth in the prospectus supplement. Dividend rates may be fixed or variable or both. Different series of preferred stock may be entitled to dividends at different dividend rates or based upon different methods of determination. Each dividend will be payable to the holders of record as they appear on our stock books on record dates determined by the Board of Directors.

Dividends on any series of the preferred stock may be cumulative or noncumulative, as specified in the prospectus supplement. If the Board of Directors fails to declare a dividend on any series of preferred stock for which dividends are noncumulative, then the right to receive that dividend will be lost, and we will have no obligation to pay the dividend for that dividend period, whether or not dividends are declared for any future dividend period.

We may not declare or pay any full dividends on any series of preferred stock, unless we have declared and paid, or contemporaneously declare and pay, full dividends for the dividend period commencing after the immediately preceding dividend payment date (and cumulative dividends still owing, if any) on all other series of preferred stock that have the same rank as, or rank senior to, that preferred stock. When we do not pay those dividends in full, we will declare dividends pro rata, so that the amount of dividends declared per share on that series of preferred stock and on each other series of preferred stock having the same rank as, or ranking senior to, that series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on that series of preferred stock and the other preferred stock bear to each other. In addition, we generally may not declare or pay any dividends on our common stock or redeem or purchase any common stock, unless we have paid full dividends, including cumulative dividends still owing, if any, on all outstanding shares of any series of preferred stock. We will not pay any interest, or sum of money in lieu of interest, in connection with any dividend payment or payments that may be in arrears.

Unless otherwise described in the prospectus supplement, we will compute the amount of dividends payable for each dividend period by annualizing the applicable dividend rate and dividing by the number of dividend periods in a year, except that we will compute the amount of dividends payable for the initial dividend period or any period shorter than a full dividend period on the basis of a 360-day year consisting of twelve 30-day months and, for any period less than a full month, the actual number of days elapsed in the period.

Rights Upon Liquidation

If we liquidate, dissolve or wind-up our affairs, either voluntarily or involuntarily, the holders of each series of preferred stock will be entitled to receive liquidating distributions in the amount set forth in the prospectus supplement relating to that series of preferred stock, plus an amount equal to accrued and unpaid dividends, if any, before any distribution of assets is made to the holders of common stock. If the amounts payable with respect to preferred stock of any series and any stock having the same rank as that series of preferred stock are not paid in full, the holders of preferred stock and of the other stock will share ratably in any distribution of assets in proportion to the full respective preferential amounts to which they are entitled. After the holders of each series of preferred stock and any stock having the same rank as the preferred stock are paid in full, they will have no right or claim to any of our remaining assets. Neither the sale of all or substantially all our property or business nor a merger or consolidation by us with any other corporation will be considered a dissolution, liquidation or winding up of our business or affairs.

Redemption

A series of preferred stock may be redeemable, in whole or in part, at our option. In addition, any series of preferred stock may be subject to mandatory redemption pursuant to a sinking fund. Any redemption provisions that apply to a series of preferred stock, including the redemption dates and the redemption prices for that series, will be set forth in the prospectus supplement.

If a series of preferred stock is subject to mandatory redemption, the prospectus supplement will specify the year we can begin to redeem shares of the preferred stock, the number of shares of the preferred stock we can redeem each year, and the redemption price per share. We may pay the redemption price in cash, stock or in cash that we have received specifically from the sale of our capital stock, as specified in the prospectus supplement. If the redemption price is to be paid only from the proceeds of the sale of our capital stock, the terms of the series of preferred stock may also provide that, if no capital stock is sold or if the amount of cash received is insufficient to pay in full the redemption price then due, the series of preferred stock will automatically be converted into shares of the applicable capital stock pursuant to conversion provisions specified in the prospectus supplement.

If fewer than all the outstanding shares of any series of preferred stock are to be redeemed, whether by mandatory or optional redemption, the Board of Directors will determine the method for selecting the shares to be redeemed, which may be by lot or pro rata or by any other method determined to be equitable. From and after the redemption date, dividends will cease to accrue on the shares of preferred stock called for redemption and all rights of the holders of those shares (except the right to receive the redemption price) will cease.

If we have not paid full dividends, including accrued but unpaid dividends, if any, on any series of preferred stock, we may not redeem that series in part and we may not purchase or acquire any shares of that series of preferred stock, except by any offer made on the same terms to all holders of that series of preferred stock.

Voting Rights

Except as indicated in this prospectus or in a prospectus supplement, or except as expressly required by applicable law, the holders of preferred stock will not be entitled to vote.

DESCRIPTION OF DEPOSITARY SHARES

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we decide to offer fractional shares of preferred stock, we will issue receipts for depositary shares. Each depositary share will represent a fraction of a share of a particular series of preferred stock. An accompanying prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a depositary that is a bank or trust company that meets certain requirements and is selected by us. Each owner of a depositary share will be entitled to all of the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized selected provisions of the depositary agreement and the depositary receipts. The form of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC in connection with any offering of depositary shares, and you should read those documents for the full legal text of the matters described in this section and in the prospectus supplement relating to the issue and for provisions that may be important to you. See “Where You Can Find More Information” above for information on how to obtain copies of these documents.

The particular terms of any issue of depositary shares will be described in the prospectus supplement relating to the issue. Those terms may vary from the terms described in this section. As you read this section, please remember that the specific terms of your depositary shares as described in your prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. If there are any differences between your prospectus supplement and this prospectus, your prospectus supplement will control. Thus, the statements we make in this section may not apply to your depositary shares.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the depositary will distribute the property to the record holders of the depositary shares. If, however, the depositary determines that it is not feasible to make the distribution of property, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders of the preferred stock.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the depositary will redeem the depositary shares from the proceeds received by the depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the depositary deems necessary in order to enable the depositary to do so. The depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the depositary and us. Any amendment that materially and adversely alters the rights of the holders of depositary shares will not, however, be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the depositary or us only if (a) all outstanding depositary shares have been redeemed or (b) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other taxes (including transfer taxes) and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be at the expense of those holders.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and meeting certain combined capital surplus requirements.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, preferred stock or common stock. We may issue warrants independently or together with other securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent. You should refer to the warrant agreement relating to the specific warrants being offered for the complete terms of the warrant agreement and the warrants.

Each warrant will entitle the holder to purchase the principal amount of debt securities, or the number of shares of preferred stock or common stock, at the exercise price set forth in, or calculable as set forth in, the prospectus supplement. The exercise price may be subject to adjustment upon the occurrence of certain events, as set forth in the prospectus supplement. After the close of business on the expiration date of the warrant, unexercised warrants will become void. The place or places where, and the manner in which, warrants may be exercised will be specified in the prospectus supplement.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The applicable prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units; and

•	whether the units will be issued in fully registered or global form.

The unit agreement, together with the terms of the underlying securities, will be filed with the SEC in connection with the offering of the specific units.

PLAN OF DISTRIBUTION

We may sell the securities in and outside the United States (1) through underwriters or dealers, (2) directly to purchasers, (3) through agents or (4) a combination of any of these methods. The prospectus supplement will set forth the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds we will receive from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of the securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may sell securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. The underwriters may change from time to time the public offering price and any discounts, concessions or commissions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we may sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of these securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In addition, we may offer securities through at-

the-market transactions. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from selected types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

General Information

We may have agreements with firms, agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the firms, agents, dealers or underwriters may be required to make. Such firms, agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Each series of securities will be a new issue, and other than our common stock, which is listed on the New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of securities. However, they will not be obligated to do so and may discontinue market making at any time without notice. We cannot assure you that a liquid trading market for any of our securities will develop.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered under this prospectus will be passed upon for us by Mayer Brown LLP, Houston, Texas. Additional legal matters may be passed on for us, or any underwriters, dealers or agents, by counsel we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Noble Energy, Inc. as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain information with respect to the oil and gas reserves associated with Noble Energy, Inc.’s oil and gas prospects is confirmed in the audit reports of Netherland, Sewell & Associates, Inc., an independent petroleum consulting firm, and has been included in this prospectus, and incorporated by reference herein, upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

The audited consolidated historical financial statements of Rosetta Resources Inc. (“Rosetta”) and management’s assessment of the effectiveness of internal control over financial reporting, which appears in Rosetta’s Annual Report on Form 10-K for the year ended December 31, 2014, which have been incorporated by reference herein have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain information with respect to the oil and gas reserves associated with Rosetta Resources Inc.’s oil and gas prospects is confirmed in the audit reports of Netherland, Sewell & Associates, Inc., an independent petroleum consulting firm, and has been included in this prospectus, and incorporated by reference herein, upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following are estimates of expenses to be paid by Noble Energy, Inc.:

SEC Registration Fee	$	*
Fees and Expenses of Legal Counsel	$	**
Accounting Fees and Expenses	$	**
Trustee’s Fees and Expenses	$	**
Rating Agency Fees	$	**
Printing and Engraving Expenses	$	**
Miscellaneous	$	**

Total	$	**

*	In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee.
**	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers.

Section 145 of the DGCL permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person’s acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful.

Our bylaws provide indemnification of prior and current directors, officers, employees or agents. We are to indemnify, to the fullest extent authorized by law, any director or officer of the Company who is made a party or threatened to be made to a party in any criminal, civil, administrative or investigative action or proceeding. Further, we may indemnify an employee or agent who is made or threatened to be made a party to a criminal, civil, administrative, or investigative action or proceeding. In addition, we, at our own expense, may maintain insurance to protect the Company and the directors, officers, employees or agents of Noble Energy or another enterprise against all expenses and liabilities, whether or not we have the power to indemnify such individuals under the DGCL.

Should a director or officer be successful in any action, suit or proceeding, he or she must be indemnified by us against expenses, including attorney’s fees, actually and reasonably incurred by the officer or director. Furthermore, we may pay the expenses incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition. However, we must first receive an undertaking by the indemnified party to repay all expenses if it is ultimately determined that such indemnitee is not entitled to be indemnified. If the indemnitee is an employee or agent, then the upfront payment of expenses may be done under terms and conditions as Noble deems appropriate.

Item 16. Exhibits.

In reviewing the agreements included as exhibits to this registration statement, please remember they are included to provide you with information regarding their terms and are not intended to provide any other factual or disclosure information about us or the other parties to the agreements.

The agreements contain representations and warranties by each of the parties to the applicable agreement. These representations and warranties have been made solely for the benefit of the other parties to the applicable agreement and:

•	should not in all instances be treated as categorical statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate;

•	have been qualified by disclosures that were made to the other party in connection with the negotiation of the applicable agreement, which disclosures are not necessarily reflected in the agreement;

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors; and

•	were made only as of the date of the applicable agreement or such other date or dates as may be specified in the agreement and are subject to more recent developments.

Accordingly, these representations and warranties may not describe the actual state of affairs as of the date they were made or at any other time. Additional information about us may be found elsewhere in this registration statement and our other public filings, which are available without charge through the SEC’s website at http://www.sec.gov. See “Where You Can Find More Information.”

(a) The following documents are filed as exhibits to this registration statement:

Exhibit Number	Description

1.1**	Form of Underwriting Agreement.

2.1	Agreement and Plan of Merger, dated as of May 10, 2015, by and among Noble Energy, Inc., Bluebonnet Merger Sub Inc. and Rosetta Resources Inc. (filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (Date of Report: May 10, 2015) filed May 11, 2015 and incorporated herein by reference).

2.2	Asset Acquisition Agreement dated August 17, 2011 between CNX Gas Company LLC and Noble Energy, Inc. including Appendix I (Definitions) thereto (filed as Exhibit 2.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and incorporated herein by reference).

3.1	Certificate of Incorporation of Noble Energy, Inc. (as amended through April 29, 2015) (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and incorporated herein by reference).

3.2	By-Laws of Noble Energy, Inc. (as amended through October 20, 2015) (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Date of Report: October 20, 2015) filed on October 22, 2015 and incorporated herein by reference).

4.1	Indenture dated as of February 27, 2009 between Noble Energy, Inc. and Wells Fargo Bank, National Association, as Trustee (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (Date of Report: February 24, 2009) filed February 27, 2009 and incorporated herein by reference).

4.2	First Supplemental Indenture dated as of February 27, 2009, to Indenture dated as of February 27, 2009 between Noble Energy, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to the Registrant’s 8.25% Senior Notes due 2019. (including the form of 2019 Notes) (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (Date of Report: February 24, 2009) filed February 27, 2009 and incorporated herein by reference).

Exhibit Number	Description

4.3	Second Supplemental Indenture dated as of February 18, 2011, to Indenture dated as of February 27, 2009 between Noble Energy, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to the Registrant’s 6.000% Notes due 2041 (including the form of 2041 Notes) (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (Date of Report: February 15, 2011) filed February 22, 2011 and incorporated herein by reference).

4.4	Third Supplemental Indenture dated as of December 8, 2011, to Indenture dated as of February 27, 2009 between Noble Energy, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to the Registrant’s 4.15% Notes due 2021 (including the form of 2021 Notes) (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (Date of Report: December 5, 2011) filed December 8, 2011 and incorporated herein by reference).

4.5	Fourth Supplemental Indenture dated as of November 8, 2013, to Indenture dated as of February 27, 2009 between Noble Energy, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to the Registrant’s 5.25% Notes due 2043 (including the form of 2043 Notes) (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (Date of Report: November 5, 2013) filed November 8, 2013 and incorporated herein by reference).

4.6	Fifth Supplemental Indenture dated as of November 7, 2014, to Indenture dated as of February 27, 2009 between Noble Energy, Inc. and Wells Fargo Bank, National Association, as Trustee, relating the Registrant’s 3.900% Notes due 2024 and 5.050% Notes due 2044 (including the forms of 2024 Notes and 2044 Notes) (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (Date of Report: November 4, 2014) filed November 7, 2014 and incorporated herein by reference).

4.7	Sixth Supplemental Indenture, dated as of July 29, 2015, to Indenture, dated as of February 27, 2009, between Noble Energy, Inc. and Wells Fargo Bank, National Association, as trustee, relating to the Registrant’s 5.625% Senior Notes due 2021, 5.875% Senior Notes due 2022 and 5.875% Senior Notes due 2044 (including the forms of 2021 Notes, 2022 Notes and 2024 Notes) (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (Date of Report: July 29, 2015) filed July 31, 2015 and incorporated herein by reference)..

4.8	Indenture dated as of October 14, 1993 between the Registrant and U.S. Trust Company of Texas, N.A., as Trustee, relating to the Registrant’s 7 1⁄4% Notes Due 2023 (including the form of 2023 Notes) (filed as Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1993 and incorporated herein by reference).

4.9	Indenture dated as of April 1, 1997 between the Registrant and U.S. Trust Company of Texas, N.A., as Trustee, relating to senior debt securities of Noble Energy, Inc. (filed as Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and incorporated herein by reference).

4.10	First Indenture Supplement dated as of April 2, 1997, to Indenture dated as of April 1, 1997, between the Registrant and U.S. Trust Company of Texas, N.A., as Trustee, relating to the Registrant’s 8% Senior Notes Due 2027 (including the form of 2027 Notes) (filed as Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and incorporated herein by reference).

4.11	Second Indenture Supplement, dated as of August 1, 1997, to Indenture dated as of April 1, 1997, between the Company and U.S. Trust Company of Texas, N.A. as trustee, relating to the Registrant’s 7 1⁄4% Senior Debentures Due 2097 (including the form of 2097 Notes) (filed as Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference).

4.12**	Form of Senior Note.

Exhibit Number	Description

4.13**	Form of Certificate of Designations for Preferred Stock.

4.14**	Form of Depositary Agreement.

4.15**	Form of Depositary Receipt.

4.16**	Form of Warrant Agreement.

4.17**	Form of Unit Agreement.

5.1*	Opinion of Mayer Brown LLP regarding the common stock, preferred stock, debt securities and warrants.

12.1*	Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.

23.1*	Consent of KPMG LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Netherland, Sewell & Associates, Inc. (Noble Energy, Inc.)

23.4*	Consent of Netherland, Sewell & Associates, Inc. (Rosetta Resources Inc.)

23.5*	Consent of Mayer Brown LLP (included in its opinion dated as Exhibit 5.1 hereto).

24.1*	Power of Attorney (included in Part II as a part of the signature page of the Registration Statement).

25.1*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Wells Fargo Bank, National Association.

*	Filed herewith.
**	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with the issuance of the securities.

Item 17. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately before such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by either registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on February 17, 2016.

NOBLE ENERGY, INC.

By:	/s/ David L. Stover
David L. Stover
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints David L. Stover, Kenneth M. Fisher and Arnold J. Johnson, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities indicated below on February 17, 2016.

Signature	Title

/s/ David L. Stover David L. Stover	Chairman of the Board, Director and Chief Executive Officer (Principal Executive Officer)

/s/ Kenneth M. Fisher Kenneth M. Fisher	Executive Vice President, Chief Financial Officer (Principal Financial Officer)

/s/ Dustin A. Hatley Dustin A. Hatley	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

/s/ Jeffrey L. Berenson Jeffrey L. Berenson	Director

/s/ Michael A. Cawley Michael A. Cawley	Director

/s/ Edward F. Cox Edward F. Cox	Director

Signature	Title

/s/ James E. Craddock James E. Craddock	Director

/s/ Thomas J. Edelman Thomas J. Edelman	Director

/s/ Eric P. Grubman Eric P. Grubman	Director

/s/ Kirby L. Hedrick Kirby L. Hedrick	Director

/s/ Scott D. Urban Scott D. Urban	Director

/s/ William T. Van Kleef William T. Van Kleef	Director

/s/ Molly K. Williamson Molly K. Williamson	Director

INDEX TO EXHIBITS

Exhibit Number	Description

1.1**	Form of Underwriting Agreement.

2.1	Agreement and Plan of Merger, dated as of May 10, 2015, by and among Noble Energy, Inc., Bluebonnet Merger Sub Inc. and Rosetta Resources Inc. (filed as Exhibit 2.1 to the Registrant’s Current Report on Form 8-K (Date of Report: May 10, 2015) filed May 11, 2015 and incorporated herein by reference).

2.2	Asset Acquisition Agreement dated August 17, 2011 between CNX Gas Company LLC and Noble Energy, Inc. including Appendix I (Definitions) thereto (filed as Exhibit 2.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011 and incorporated herein by reference).

3.1	Certificate of Incorporation of Noble Energy, Inc. (as amended through April 29, 2015) (filed as Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015 and incorporated herein by reference).

3.2	By-Laws of Noble Energy, Inc. (as amended through October 20, 2015) (filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (Date of Report: October 20, 2015) filed on October 22, 2015 and incorporated herein by reference).

4.1	Indenture dated as of February 27, 2009 between Noble Energy, Inc. and Wells Fargo Bank, National Association, as Trustee (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (Date of Report: February 24, 2009) filed February 27, 2009 and incorporated herein by reference).

4.2	First Supplemental Indenture dated as of February 27, 2009, to Indenture dated as of February 27, 2009 between Noble Energy, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to the Registrant’s 8.25% Senior Notes due 2019. (including the form of 2019 Notes) (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (Date of Report: February 24, 2009) filed February 27, 2009 and incorporated herein by reference).

4.3	Second Supplemental Indenture dated as of February 18, 2011, to Indenture dated as of February 27, 2009 between Noble Energy, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to the Registrant’s 6.000% Notes due 2041 (including the form of 2041 Notes) (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (Date of Report: February 15, 2011) filed February 22, 2011 and incorporated herein by reference).

4.4	Third Supplemental Indenture dated as of December 8, 2011, to Indenture dated as of February 27, 2009 between Noble Energy, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to the Registrant’s 4.15% Notes due 2021 (including the form of 2021 Notes) (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (Date of Report: December 5, 2011) filed December 8, 2011 and incorporated herein by reference).

4.5	Fourth Supplemental Indenture dated as of November 8, 2013, to Indenture dated as of February 27, 2009 between Noble Energy, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to the Registrant’s 5.25% Notes due 2043 (including the form of 2043 Notes) (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (Date of Report: November 5, 2013) filed November 8, 2013 and incorporated herein by reference).

4.6	Fifth Supplemental Indenture dated as of November 7, 2014, to Indenture dated as of February 27, 2009 between Noble Energy, Inc. and Wells Fargo Bank, National Association, as Trustee, relating the Registrant’s 3.900% Notes due 2024 and 5.050% Notes due 2044 (including the forms of 2024 Notes and 2044 Notes) (filed as Exhibit 4.1 to the Registrant’s Current Report on Form 8-K (Date of Report: November 4, 2014) filed November 7, 2014 and incorporated herein by reference).

E-1

Exhibit Number	Description

4.7	Sixth Supplemental Indenture, dated as of July 29, 2015, to Indenture, dated as of February 27, 2009, between Noble Energy, Inc. and Wells Fargo Bank, National Association, as trustee, relating to the Registrant’s 5.625% Senior Notes due 2021, 5.875% Senior Notes due 2022 and 5.875% Senior Notes due 2044 (including the forms of 2021 Notes, 2022 Notes and 2024 Notes) (filed as Exhibit 4.2 to the Registrant’s Current Report on Form 8-K (Date of Report: July 29, 2015) filed July 31, 2015 and incorporated herein by reference)..

4.8	Indenture dated as of October 14, 1993 between the Registrant and U.S. Trust Company of Texas, N.A., as Trustee, relating to the Registrant’s 7 1⁄4% Notes Due 2023 (including the form of 2023 Notes) (filed as Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1993 and incorporated herein by reference).

4.9	Indenture dated as of April 1, 1997 between the Registrant and U.S. Trust Company of Texas, N.A., as Trustee, relating to senior debt securities of Noble Energy, Inc. (filed as Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and incorporated herein by reference).

4.10	First Indenture Supplement dated as of April 2, 1997, to Indenture dated as of April 1, 1997, between the Registrant and U.S. Trust Company of Texas, N.A., as Trustee, relating to the Registrant’s 8% Senior Notes Due 2027 (including the form of 2027 Notes) (filed as Exhibit 4.2 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and incorporated herein by reference).

4.11	Second Indenture Supplement, dated as of August 1, 1997, to Indenture dated as of April 1, 1997, between the Company and U.S. Trust Company of Texas, N.A. as trustee, relating to the Registrant’s 7 1⁄4% Senior Debentures Due 2097 (including the form of 2097 Notes) (filed as Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 and incorporated herein by reference).

4.12**	Form of Senior Note.

4.13**	Form of Certificate of Designations for Preferred Stock.

4.14**	Form of Depositary Agreement.

4.15**	Form of Depositary Receipt.

4.16**	Form of Warrant Agreement.

4.17**	Form of Unit Agreement.

5.1*	Opinion of Mayer Brown LLP regarding the common stock, preferred stock, debt securities and warrants.

12.1*	Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Fixed Charges and Preferred Stock Dividends.

23.1*	Consent of KPMG LLP.

23.2*	Consent of PricewaterhouseCoopers LLP.

23.3*	Consent of Netherland, Sewell & Associates, Inc. (Noble Energy, Inc.)

23.4*	Consent of Netherland, Sewell & Associates, Inc. (Rosetta Resources Inc.)

23.5*	Consent of Mayer Brown LLP (included in its opinion dated as Exhibit 5.1 hereto).

E-2

Exhibit Number	Description

24.1*	Power of Attorney (included in Part II as a part of the signature page of the Registration Statement).

25.1*	Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Wells Fargo Bank, National Association.

*	Filed herewith.
**	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein in connection with the issuance of the securities.

E-3